License Agreement
for
HOLOGIC, Inc. and ISORAY MEDICAL, Inc.

This License Agreement (“Agreement”) is effective as of June 14, 2010 (“Effective Date”), by and between Hologic Inc. (“Licensor”) of 35 Crosby Drive, Bedford MA 01730 and IsoRay Medical, Inc. (“Licensee”) of 350 Hills Street, Suite 106 Richland, WA 99354 (together the “Parties”).

1.   Scope.

WHEREAS Licensor is the owner of the certain Intellectual Property ("Licensor IP"), including technology, know-how, copyrights, patents and trademarks associated with the Gliasite® Radiation Therapy System (excluding the radioisotope(s) used by Licensee in the Gliasite® Radiation Therapy System, the “Product”), including but not limited to the patents identified in Appendix A attached hereto, together with any and all divisions, continuations, reissues, and foreign counterparts (the “Patents”), and the trademarks, service marks, and/or trade names identified in Appendix B hereto including all applications, registrations, renewals, and foreign counterparts thereof, as well as all associated goodwill and other rights at common law (the “Marks”).

WHEREAS Licensee desires to license the Licensor IP for use in the production, manufacture, marketing, promotion, distribution and sale of the Product throughout the world (“Territory”).

WHEREAS Licensor is willing to grant Licensee rights to the Licensor IP in the Territory with a limited field of use of intracavity radiation therapy (brachytherapy) of the brain (“Exclusive Field of Use”); and

WHEREAS, the parties agree that it is desirable to have this Agreement between them, which will govern the license and the use of the Licensor IP.

2.   License.

(a)   License Grant.  Subject to payment of the applicable fees set out below, Licensor hereby grants to Licensee a limited, perpetual, exclusive, assignable, license to use, distribute, and copy Licensor IP as necessary for purposes of internal development, manufacture, distribution, marketing, promotion, and sale of the Product in the Exclusive Field of Use.

(1). Sublicenses: Provided Licensee remains responsible for payment of the fees set forth below, Licensee may sublicense the Licensor IP, as necessary for global manufacture, sale, distribution, marketing and promotion of the Product, to its subsidiaries, manufacturing partners (including outsourcers), distributors, wholesalers, and retailers (“Sublicensees”) with which Licensee has written agreements that, at a minimum, (i) obligate Sublicensees to abide by the License Grant restrictions and the provisions of this Agreement pertaining to the Exclusive Field of Use, export controls and compliance with applicable law, (ii) require Sublicensees to maintain accurate records of Product sales and to provide same to Licensor upon request, and (iii) grant Licensor the rights and standing as a third-party beneficiary of such agreements with the authority to enforce same.

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(2). Licensor Retained Rights for Recovery for Infringement: Licensor shall have the right, but not the obligation, exercisable in its sole discretion, to prosecute any claims against third parties for infringement of the Licensor IP and retain any damages recovered as a result (with no duty to share or apportion such amounts with Licensee).  If necessary, in Licensor’s opinion, Licensor may join Licensee as a co-plaintiff in any such claim, suit, action, or proceeding; Licensee shall bear its own costs thereof and shall be entitled to a share of any damages recovered proportionate with Licensee’s costs, versus Licensor’s costs, incurred in the joint prosecution.  If Licensor elects not to prosecute, or to continue prosecuting, any such claim, suit, action, or proceeding, Licensor will give prompt notice thereof to Licensee, and Licensee may prosecute, or continue prosecuting, such claim, suit, action, or proceeding, at is own expense, in which case Licensee, not Licensor, shall be entitled to retain any damages recovered as a result (with no duty to share or apportion such amounts with Licensor).

(3) Equitable Relief: The Parties acknowledge and agree that irreparable injury will result if this Agreement is breached as a result of Licensee’s use, distribution, manufacture, marketing, promotion or sale of the Product to third parties for use in other fields of brachytherapy besides brain brachytherapy, and in particular breast brachytherapy, and that in the event of any actual or potential breach Licensor will have no adequate remedy at law and shall be entitled to seek immediate temporary injunctive or other relief, without the necessity of showing actual monetary damages, subject to hearing as soon as thereafter possible and without granting any time for cure that may be provided in this Agreement. Nothing herein shall be construed as prohibiting any Party from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages that it is able to prove.

(b)   Restrictions.  Licensee shall not (i) permit any other entity (including any parent, subsidiaries, affiliated entities, or third parties) to use the Licensor IP without payment of the applicable fees.  Licensee shall not delete or modify the trademark notice applicable to the Marks and shall include same on all marketing and promotional materials created by Licensee.  Licensee shall inform Licensor immediately of any infringement or misuse (including, without limitation, any adoption, use, or registration of a trademark, service mark, or trade name similar to the Marks in the Territory) and cooperate with Licensor, at Licensor’s expense, in its investigation or legal proceeding or action that Licensor pursues to protect its rights in the Marks.  Licensee shall not (i) register or attempt to register, during or after the term of this Agreement, any name, mark, or designation used by Licensor anywhere in the world (or any name, mark, or designation similar thereto), (ii) contest, or assist others in contesting, Licensor’s ownership of the Marks, (iii) incorporate any Marks into Licensee’s trademarks, service marks, company names, Internet addresses, domain names, or any other similar designations, or (iv) use Marks in any way that may cause dilution, tarnishment, or confusion or affect the validity of Marks or that may prove derogatory to Licensor’s name or goodwill. Licensee shall include the applicable trademark notice on all Products and materials bearing the Marks and a legend with any publication (online or other) indicating that the Marks are owned by Licensor.

(c)   Proprietary Rights.  Except for the rights granted above, Licensor retains all rights, title, and interest in and to the Licensor IP, including any improvements thereon or modifications or enhancements thereto (other than the Products), and the absolute and exclusive right, exercisable in Licensor’s sole discretion, to file any divisions, continuations, reissues, and/or foreign counterparts thereof to any Patents.  All use of the Marks hereunder shall inure to the benefit of Licensor.

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(d)   Export Regulations.  Licensee agrees that it will not, and will not permit, export, or re-export, directly or indirectly, the Products in violation of the U.S. Export Administration Act, Trading with the Enemy Act, International Emergency Economic Powers Act, and their regulations, or into any country prohibited by an U.S. embargo list (collectively, “Export Regulations”), nor will Licensee use, nor permit use of, the Product for any purpose prohibited by Export Regulations. Licensee will obtain any license(s) that may be required for export, re-export, or use of the Product outside of the United States and shall bear any associated fees, taxes, or charges.

(e)    Quality Assurance.  The quality of Licensee’s Products shall exceed or remain consistent with the reputation that Licensor has established with respect to its product line immediately prior to the Effective Date.

3.   Commercial Terms.

(a)   Fees.  In consideration of the above License Grant, Licensee shall pay to Licensor a royalty of [**] of the [**] sale price ([**]) per Product sold or used by Licensee.  For the purposes of the foregoing, a Product shall be considered “sold” or “used” when (i) Licensee [or Sublicensee] has billed the purchaser therefore or (ii) when Licensee [or Sublicensee] has removed a unit of Product from inventory and distributed either to an external or internal user.

(b)   Reports.  No later than 30 days after the end of each calendar quarter, Licensee shall provide a written report to Licensor detailing the number of Products sold or used by Licensee [and Sublicensees] for the applicable reporting quarter and an accounting of the applicable royalty payments thereto.  Such report will show only net quantity, reflecting adjustment for returns of any kind to Licensee during the period reported, identifying the total number of Products sold on a distributor-by-distributor basis. Licensee [and Sublicensees] shall furnish to Licensor, at Licensor’s request, periodic forecasts, budgets, and promotional schedules for marketing and sales of the Product.

(c)   Payment Terms.  Royalties shall be paid within thirty (30) days of the end of each calendar quarter.  Any sum not paid when due shall bear interest on the unpaid balance at the highest rate permitted by law or [**] per month, whichever is lower.  License fees are exclusive of applicable federal, state, and local taxes, tariffs, customs, and duties.

(d)   Audit.  During the term of this Agreement, Licensee shall maintain accurate records regarding its sale of the Product.  Upon reasonable prior written notice, Licensor shall have the right to audit these records during normal business hours. If Licensor’s audit discloses an underpayment of any fees due and owing to Licensor, Licensee shall immediately pay the amount due and owing; where the underpayment was fifteen percent (15%) or more of the amount that should have been paid to Licensor, Licensee shall also reimburse Licensor for the cost of the audit.

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[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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4.   Confidentiality.

(a)   Confidential Information.  During the term of this Agreement, one party (the “Discloser”) may provide the other party (the “Recipient”) with information the Discloser has identified as “confidential” or “proprietary” (“Confidential Information”).

(b)   Confidential Protection.  Except as expressly permitted in writing, Recipient agrees (i) not to reveal the Confidential Information to any third parties, except to Recipient’s employees, contractors, subcontractors or Sublicensees who have a need to know and have written obligations with Recipient to protect Confidential Information, and (ii) to take precautions, which shall be at least the more protective of (A) reasonable and prudent care or (B) those taken in safeguarding its own trade secret, confidential, or proprietary information, whether by instruction, agreement, or otherwise, to satisfy its obligations under this Agreement with respect to authorized use, protection, and security of the Confidential Information.

(c)   Restrictions.  The foregoing restrictions do not extend to information that (i) is at the time of disclosure already known to Recipient from a source not under a confidentiality obligation, (ii) is publicly known at the time of its disclosure through no wrongful act or breach of any obligation of confidentiality, (iii) is published or otherwise made known to the public by Discloser, or (iv) is received by Recipient from a third party who is not bound by any confidentiality obligations with respect to such information.

(d)   Mandatory Disclosure.  In the event Recipient is requested or required by legal process to disclose any Confidential Information, Recipient shall give prompt advance notice so that Discloser may seek a protective order or other appropriate relief.  In the event that such protective order is not obtained, Recipient shall disclose only that portion of Confidential Information that its counsel advises it is legally required to disclose, provided that Recipient shall exercise its reasonable efforts to preserve confidentiality of Confidential Information including, without limitation, by cooperating with Discloser to obtain an appropriate order or other.

(e)   Injunctive Protection.  Recipient agrees that the wrongful disclosure of Confidential Information will cause Discloser irreparable injury that is inadequately compensable in monetary damages.  Accordingly, Discloser shall be entitled to injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section, in addition to any other remedies at law or equity.

5.   Warranty.

Licensor warrants, (a) that it is the owner of the Licensor IP with full, free, clear, and unencumbered right to grant the License herein; (b) that the License does not violate the terms of any agreement between Licensor and a third party pertaining to the Licensor IP; and (c) that, to its knowledge, the Patent does not infringe upon any other patent. The above warranties are limited warranties and the only warranties made by Licensor.  To the extent permitted by law, Licensor disclaims all other warranties, express or implied, including (without limitation) the warranties of merchantability and fitness for a particular purpose.

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6.   Indemnity

(a)   By Licensor.  Licensor shall defend Licensee, and indemnify same against damages finally awarded as the result of, third-party claims that use of the Patents violates such third party’s valid patent rights, provided Licensee gives Licensor (i) prompt written notice of such claim, (ii) sole control of the defense and/or settlement of such action, and (iii) full cooperation with such defense.  Licensor shall have no liability for any claim of infringement based in whole or in part on use of the Patents outside the scope of its claims or use or combination of the Patents with other technology or materials.  If a third party’s claims substantially interfere with, or Licensor believes that a third-party claim may substantially interfere with, Licensee’s use of Patents, Licensor will, at its sole cost, expense, and selection, obtain a license for Licensee to continue use of the Patent, or [**].

(b)   By Licensee.  Licensee shall defend Licensor, and indemnify same against damages finally awarded as the result of, third-party claims that use of the Product violates such third party’s valid patent rights (except to the extent such claim is based on use of the Patent separately and distinctly from use of the Product), provided Licensor gives Licensee (i) prompt written notice of such claim, (ii) sole control of the defense and/or settlement of such action, and (iii) full cooperation with such defense. This Section shall constitute Licensee’s entire liability and Licensor’s exclusive remedy for such a claim of infringement.

7.   Limitation of Liability.  To the extent permitted by law, and except for obligations under Section 2(c) (Equitable Relief) , Sections 3 (Commercial Terms) or 6 (Indemnity), or for breach of a license grant, neither party will have any liability under this Agreement for: (a) consequential, incidental, exemplary, special, or punitive damages even if advised of the possibility of such (including, but not limited to, loss of business, profits, business information, or business interruption or any other pecuniary loss); or (b) for direct damages, actually proven, exceeding the amounts paid by Licensee for the License the subject of the claim. This limitation shall be enforced even if it causes an exclusive remedy to fail of its essential purpose.

8.   Term and Termination

(a)   Term.  This Agreement shall commence on the Effective Date and shall continue thereafter unless terminated earlier as provided below.

(b)   Termination.

(i)   Licensee may terminate the License at any time upon 90 days prior written notice to Licensor.

(ii)   Either party may terminate this Agreement upon 30 days’ prior written notice if: (a) the other party materially breaches the Agreement and fails to cure the breach within such 30-day period; or (b) the other party files a petition seeking bankruptcy protection, has an involuntary bankruptcy petition filed against it, has a receiver appointed, or otherwise declares its inability to maintain its business or pay its debts as they become due, unless such is dismissed within 90 days of the original filing. Licensee acknowledges and agrees that failure to pay fees, or deliver reports, when due constitutes a material breach of the Agreement.

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[**]Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

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(c)   Rights Upon Termination.  Upon termination of this Agreement:

(i)   Licensee shall immediately cease use of the Licensor IP, in any way (other than for pending unfilled orders made by customers prior to termination), including in production of the Product;

(ii)   Licensee shall provide Licensor with a final report (in the same format as that required by Section 3(b) above) detailing a full count of all Product units in inventory, whether in the possession or subject to the control of Licensee and Sublicensees, or otherwise in existence as of the date of termination, and the applicable royalty fees for such count;

(iii)    Licensee shall terminate all sublicenses granted to Sublicensees for use of the Licensor IP and recover all Licensor Confidential Information from Sublicensees;

(iv)   All amounts then owed shall immediately become due and payable, and each party will cease the use of and return or destroy (and certify the destruction of) all property, including Confidential Information, of the other party in its possession or subject to its control; and

(v)   Licensee shall cease, and shall require Sublicensees to cease, any marketing or representation that Licensee and Sublicensees are licensed to use the Patent in respect of the Product or otherwise.

9.   Assignment.

Licensee may not assign this Agreement or License to anyone without prior written consent, excluding any parent or subsidiary, and excluding as part of the sale of any portion of its business, or pursuant to any merger, consolidation, or reorganization or operation of law.

10.   Governing Law.

This Agreement and performance hereunder shall be governed by the laws of the State of Massachusetts.  Sole venue and jurisdiction for any proceedings under this Agreement shall be in the state and federal courts located in Massachusetts, United States of America.

11.   Force Majeure.

Except for an obligation to pay fees, neither party shall be liable for failure to perform any of its obligations under this Agreement during any period in which such party cannot perform due to matters beyond their control, including, but not limited to, strike, fire, flood, or other natural disaster, war embargo, or riot, provided that the party so delayed immediately notifies the other party of such delay.

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12.   Notices.

All notices required or permitted under this Agreement shall be in writing and shall be deemed delivered when delivered in person or deposited in the United States mail, postage prepaid, registered, or certified mail, return receipt requested at the address first set forth above, directed to ‘Attn. Legal Department’ or ‘Attn. Accounting Department’ as appropriate.  Facsimile or electronic signatures shall be deemed equivalent to original signatures for purposes of this Agreement.

13.   Waiver.

The waiver or failure of Licensor to exercise in any respect any right provided for herein shall not be deemed a waiver of any further right hereunder.

14.   Severability.

If any provision of this Agreement is invalid, illegal, or unenforceable under any applicable statute or rule of law, it is to that extent to be deemed modified in order to comply with applicable law, and the remaining provisions shall not be affected in any way.

15.   Entire Agreement and Amendment.

This Agreement constitutes the entire agreement and understanding between the parties and supersedes any prior agreement or understanding whether oral or written relating to the subject matter hereof.  This Agreement may be modified only by a written agreement signed by both parties, and no deletion, additions, or revisions to this Agreement will be valid unless signed by both parties.  The headings used herein are for convenience only and shall not control or affect the meaning or construction of any provisions of this Agreement.

WHEREFORE, the parties have caused their authorized representatives to signify their agreement to these terms by signing below.

/s/ Dwight Babcock	/s/ Robert Cascella
ISORAY MEDICAL, INC.	LICENSOR SIGNATURE
Printed Name: Dwight Babcock	Printed Name: Robert A. Cascella
Title: CEO	Title: President, Chief Operating Officer

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APPENDIX A – LICENSED PATENTS – restricted to field of brain brachytherapy

Docket No.	Title	Serial No.	Patent No.
14.001011 CA	Tumor Treatment (CA)	2,068,281	2,068,281 (CA)
14.001011 US PRI	Tumor Treatment Children: • 08/727,259 • 09/158,682 • 08/307,165 • 08/818,966	07/715,923	5,429,582
14.001011 US CON	Radiation Treatment of Tumors Using Inflatable Devices Parent: 5,429,582 (07/715,923) Children: • 08/727,259 • 09/158,682 • 08/818,966	08/307,165	5,611,767
14.001011 US DIV 4	Tumor Treatment Parent: 5,611,767 (08/307,165) Children: 09/158,682	08/818,966	6,022,308
14.001011 US CON 3	Tumor Treatment Parent: 6,022,308 (08/818,966)	09/158,682	6,083,148
14.001011 JP	Tumor Treatment	05-500858	3,505,622 Japan
14.001011 EP	Tumor Treatment	92913085.4	0586567 EU Britain, France, Germany &Italy
14.001011 JP	Tumor Treatment No Children	05-500858	3,505,622 Japan
14.002011 US CIP	Inflatable Devices for Tumor Treatment Parent: 5,611,767 (08/307,165) Children: PCT/US97/18250	08/727,259	5,931,774
14.002011 JP	“Inflatable Devices for Tumor Treatment		ISSUED 7/6/07 3981415

14.002011 EP	Inflatable Devices for Tumor Treatment		ISSUED 2/09/05 0934094 / Validated in DE, FR, and GB
14.002011 CA	“Inflatable Devices for Tumor Treatment ISSUED 07/29/08, No Children Filed		Patent Number 2267958
14.003011 US PRI	Catheter with Permeable Hydrogel Membrane Children: 09/724,121	09/275,910	6,200,257
14.003011 US CON 1	Catheter with Permeable Hydrogel Membrane Parent: 6,200,257 (09/275,910)	09/724,121	6,537,194
14.004011 US CIP	Interstitial Brachytherapy Apparatus and Method for Treatment of Proliferative Tissue Diseases Parent: 5,913,813 (08/900,021) Children: 09/464,727	09/293,524	6,413,204
14.005011 US CIP	Asymmetric Radiation Dosing Apparatus and Method Parent: 6,413,204 (09/293,524) Children: PCT/US00/33613	09/464,727	6,482,142
14.005011 CA	Asymmetric Radiation Dosing Apparatus and Method	2,394,562	2,394,562 (CA)
14.005011 EP	Asymmetric Radiation Dosing Apparatus and Method		Patent Number 1239920 / Validated in CH, DE, ES, FR, GB, IE, IT, NL
14.006011 US PRI	Double-Wall Balloon Catheter for Treatment of Proliferative Tissue Children: • 09/293,524 • 09/464,727 • PCT/US98/12960	08/900,021	5,913,813

14.006011 CA	Double Wall Balloon Catheter for Treatment of Proliferative Tissue	2,296,430	2,296,430 (CA)
14.006011 EP	Double Wall Balloon Catheter for Treatment of Proliferative Tissue	DE, FR, and GB Designated European Patent Application No. 98931470.3 Filed 6/22/98 based on PCT/US87/12960 98 and 08/900,021, filed 7/24/97.
14.006011 JP	Double Wall Balloon Catheter for Treatment of Proliferative Tissue	2000-503899	Patent Number 3920568
14.006011 JP-DIV	Double Wall Balloon Catheter for Treatment of Proliferative Tissue Parent: 2000-503899	2005-297129	Patent Number 4002985
14.007011 US PRI	Hazardous Fluid Infuser Children: • PCT/US00/21427 • 09/761,790	09/369,903	6,238,374
14.007011 US CON 1	Radiation Shield for a Syringe Parent: 6,238,374 (09/369,903)	09/761,790	6,589,158
14.007011 US CON 1	Radiation Shield for a Syringe Parent: 6,238,374 (09/369,903)	09/761,790	6,589,158

14.011011 US PRI	“Brachytherapy Apparatus and Method For Treating A Target Tissue Through An External Surface of The Tissue”	10/704,344	Patent Number 7,494,457

14.011011 US EP	“Brachytherapy Apparatus and Method For Treating A Target Tissue Through An External Surface of The Tissue”	European Application No. 04810534.0	Patent Number 1680188 / Validated in CH, DE, ES, FR, GB, HK, and IE / Waiting for Validation in IT
14.011011 US PCT	“Brachytherapy Apparatus and Method For Treating A Target Tissue Through An External Surface of The Tissue”	PCT/US04/37205
National Phase in AU (2004289269), BR (PI0416261-7), CA (2,544,775), CN (200480039794.7, Now Published 1/24/07 #CN 1901970A), EP (04810534.0, Now Issued 1/9/08 # 1680188), IN (501/MUMNP/06), JP (2006-539712, Now Published 4/26/07 #2007-510513), KR (10-2006-7009300, Now Published 5/11/07 #10-2007-0049597), MX (PA/a/2008/005062, Now Published 10/17/06 #2006/005062), NL (04810534.0)

14.012011 US PRI	Drug Eluting Brachytherapy Methods and Apparatus	10/714,586	7,524,275
14.012011 US PCT	Drug Eluting Brachytherapy Methods and Apparatus	PCT/US04/37560
National Phase in AU (200429107), BR (PI0416502-0), CA (2,545,925), CN (200480040261.0, Now Published 2/21/07 #CN 1917920A), EP (04810703.1, Now Published 6/28/06 #0682225), HK (06111356.9), IN (707/MUMNP/2006), JP (2006-539825, Now Published 5/10/07 #2007-511281), KR (10-06-7009412), MX (PA/a/2006/005352)

14.014011 US PRI	Implantable Radiotherapy/Brachytherapy Radiation Detecting Apparatus And Methods	10/704,340	7,354,391
14.014011 US CON	Implantable Radiotherapy/Brachytherapy Radiation Detecting Apparatus And Methods Parent: 10/704,340	12/046,005
14.014011 US PCT	Implantable Radiotherapy/Brachytherapy Radiation Detecting Apparatus And Methods	PCT/US04/36918
National Phase in AU (2004288687), BR (PI0416259-5), CA (2,544,766), CN (200480039793.2, Now Published 1/24/07 #CN 1901969A), EP (04800794.2, Now Published 7/19/06 #1680187), HK (06111353.2), IL (175387, Now Abandoned), IN (503/MUMNP/06), JP (2006-539665, Now Published 4/26/07 #2007-510508), KR (10-2006-7008902, Now Published 1/24/07 #10-2007-0011234), MX (PA/a/2006/005060, Now Allowed)

APPENDIX B:

Licensed Trademarks:

GLIASITE	Reg. No. 2,315,000 (U.S.)
GLIASITE	Reg. No. 005142245 (CTM)